Exhibit 10.39

THIRD AMENDED & RESTATED EMPLOYMENT AGREEMENT

The parties to this Third Amended and Restated Employment Agreement (this “Agreement”), dated as of October 21, 2005, are Artesyn Technologies, Inc., a Florida corporation (the “Company”), and Joseph M. O’Donnell (the “Executive”). The Company and the Executive currently are parties to a Second Amended and Restated Employment Agreement dated August 4, 2005 (the “Existing Employment Agreement”). The Executive is presently the President and Chief Executive Officer of the Company and the parties wish to provide for the continued employment of the Executive in such positions, from and after the date of this Agreement (the “Effective Date”), subject to the terms provided herein.

Accordingly, the parties, intending to be legally bound, agree that the Existing Employment Agreement is amended and restated in its entirety as follows:

1. Employment.

1.1 General. The Company hereby employs the Executive in the positions and capacities of President and Chief Executive Officer, and the Executive hereby accepts such employment, subject to the terms and conditions herein contained. In such capacities, the Executive agrees faithfully to perform (i) all duties delineated in the By-laws of the Company relating to his positions as President and Chief Executive Officer, (ii) such duties and responsibilities as are customary for an executive with similar titles and positions at similar publicly-traded companies and (iii) such additional duties (consistent with his positions as President and Chief Executive Officer) as may reasonably be assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”). The Executive shall report directly and regularly to the Board. The Executive shall from time to time during the Employment Term (as defined in Section 4 hereof), communicate and consult with such member(s) of the Board as is designated by the Board. Subject to the foregoing, the Executive shall not be required to report to or take direction from any particular individual.

1.2 Boards and Committees. The Company shall cause the Executive, during the Employment Term, to continue to be renominated for election to the Board. The Executive will serve, if appointed, on any committee(s) of the Board, and on any board(s) of directors and/or committee(s) of any subsidiaries of the Company, all without further compensation.

1.3 Full-Time Position. The Executive hereby agrees that, during the Employment Term he shall devote all of his business time, attention and skills to the business and affairs of the Company and its subsidiaries, except during vacation time as provided by Section 3.4 hereof and any periods of illness. The Executive agrees that, during the Employment Term, he will not seek employment with another entity. Subject to the foregoing, nothing in this Agreement shall restrict the Executive from (i) managing his personal investments, personal business affairs and other personal matters, (ii) serving on the boards of directors of companies that do not compete directly or indirectly with the Company, (iii) serving on civic or charitable boards or committees or (iv) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided that none of such activities, either singly or in the aggregate, interfere with the performance of his duties under this Agreement. The Executive must receive approval of the Board prior to assuming any other directorships. It is hereby acknowledged that the Executive has received the necessary approvals to serve as a member of the Board of Directors of Parametric Technology Corporation.

2. Compensation.

2.1 Salary. Subject to the terms and conditions herein contained, during the Employment Term, the Company shall pay to the Executive, and the Executive shall accept, for all services to be rendered by him pursuant to this Agreement (including, but not limited to, any services that may be rendered by him to any subsidiary of the Company and any services that may be rendered by him as a member of the Board or the board of any such subsidiary or any committee(s) thereof) a base salary of $560,000 per annum, and subject to increases, if any, as may be approved from time to time by the Board or the Compensation Committee in its discretion (such amount, together with any applicable increases, shall be referred to herein as the “Base Salary”). The Executive’s Base Salary shall be payable in such installments as are in effect from time to time in accordance with the regular payroll practices of the Company.

2.2 Incentive Payment. In addition to his Base Salary, the Executive shall be entitled to receive an incentive payment in respect of each calendar year during the Employment Term (an “Incentive Payment”) as such may be awarded pursuant to, and in accordance with, the terms of the Company’s Executive Incentive Plan, as then in effect. For purposes of this Agreement, a payment of one hundred eighty-two percent (182%) of the Base Salary, or such higher percentage as may be approved from time to time by the Board or the Compensation Committee in its discretion, is hereinafter referred to as the “Maximum Incentive Payment.”

2.3 Equity Compensation. The Company agrees that the Executive shall, at the sole discretion of the Compensation Committee, be eligible for an annual grant of stock options or other award of equity compensation under the terms of any stock incentive plan maintained by the Company, as then in effect.

3. Additional Benefits.

3.1 Expenses. The Company shall reimburse the Executive (upon the submission by him of reasonably itemized accounts therefor), or advance to the Executive, where appropriate, an amount for such costs and expenses as the Executive shall reasonably incur (including, among other things, business travel and business entertainment expenses) in connection with the performance by him of his duties hereunder in accordance with the Company’s policy with respect thereto as in effect from time to time during the Employment Term. In addition, the Executive shall be entitled to, and the Company shall provide, reimbursement of amounts paid by him for the annual planning and preparation of his tax returns in an amount reasonable and customary for executives of similar status.

3.2 General Fringe Benefits. The Executive shall be entitled to, and the Company shall provide, such fringe benefits of the Company, including, but not limited to, participation in employee health and benefit plans and the Company’s purchase of health and/or disability insurance, which the Company may from time to time generally offer its senior executive officers during the Employment Term and for which the Executive is eligible. In addition, the Executive shall be entitled to, and the Company shall provide, an annual executive physical exam and participation in the medical executive reimbursement plan (MERP), on a basis consistent with the terms, conditions and administration of such plan, and a non-accountable pre-tax car allowance of $900 per month, subject to increases, if any, as may be approved from time to time by the Board or the Compensation Committee in its discretion.

3.2.1 Life Insurance/Supplemental Retirement. In order to provide a supplemental retirement benefit for the Executive, the Company shall pay, as they become due, the premiums on the following two (2) whole life insurance policies on the life of the Executive, each policy having a face amount of $250,000: (i) Northwestern Mutual Life Policy No. 12 758 004 (whole life policy with adjustable term protection), which policy currently has, the Executive hereby represents, an annual premium of $14,705.00, and (ii) Northwestern Mutual Life Policy No. 11 882 114 (whole life policy paid-up at age 100), which policy currently has, the Executive hereby represents, an annual premium of $5,295.00. The quarterly premiums shall be timely paid by the Company upon submission of the quarterly premium payment vouchers therefor.

3.2.2 Other Insurance Matters. The Executive hereby agrees that the Company may continue, renew and/or purchase term or other insurance (whether group or individual) on his life pursuant to which the Company is or shall be, as the case may be, the beneficiary and further agrees to take all reasonable actions, including undergoing a physical examination, requested by the Company in order to facilitate its continuing, renewing and/or obtaining such insurance.

3.3 Employee-Managed Time Off. The Executive shall be entitled to twenty-eight (28) days of employee-managed time off annually during the Employment Term. The Executive shall provide the Board with reasonable prior notice of his planned vacation(s). To the extent under the Company’s Employee-Managed Time Off Plan the Executive has accrued carry-over hours, the Executive shall be entitled to such accrual, or the economic equivalent paid in a lump sum upon his termination for any reason, in an amount not to exceed 800 hours.

3.4 Other Benefits. Nothing in this Agreement shall prevent the Company from, or obligate the Company to, increase compensation (including without limitation any Base Salary or Incentive Payment), any other payments or any other benefits to the Executive, or from deciding to provide the Executive with any benefits in addition to those provided for herein. Subject to the foregoing, the Compensation Committee, will review the Executive’s compensation annually.

4. Term of Employment. The Executive’s employment hereunder shall commence on the Effective Date and shall continue through December 31, 2005; provided, however, that commencing on December 31, 2005 and on each December 31 thereafter (each, a “Renewal Date”), the term of the Executive’s employment hereunder shall automatically be extended for one (1) additional year unless, not later than 60 days prior to a Renewal Date, the Executive or the Company shall have given written notice to the other that he or it does not wish to extend this Agreement. The Executive’s employment under this Agreement shall be subject to earlier termination under Section 5.

The period of such employment is herein referred to as the “Employment Term”. The scheduled expiration of the Employment Term shall not be deemed to be a termination of the Employment Term hereunder, except as provided in Section 5.6.4(a) and Section 5.6.5 hereof.

5. Termination.

5.1 Death. The Employment Term shall terminate automatically in the event of the Executive’s death during the Employment Term and upon such termination, the obligations, duties and liabilities of the Company to the Executive shall solely be as set forth in Section 5.6.1 hereof.

5.2 Disability. In the event of the Executive’s failure to perform his duties by reason of his becoming Disabled (as defined herein) during the Employment Term, the Company shall have the option to terminate the Employment Term, by giving written notice of such termination to the Executive, which notice shall specify the effective date of termination. Upon such termination, the Executive shall have no further duties hereunder (except as set forth in Section 7 hereof) and the obligations, duties and liabilities of the Company to the Executive shall solely be as set forth in Section 5.6.1 hereof. For purposes of this Agreement, the term “Disabled” shall mean the inability of the Executive, for medical reason(s) certified by a physician selected by the Company and reasonably satisfactory to the Executive, to substantially perform his duties hereunder for an aggregate of at least 180 days during any period of 365 consecutive days.

5.3 By the Company for Cause. The Company may, at its option, terminate the Employment Term, for any of the following reasons (each a “Cause”), upon five (5) business days’ prior written notice to the Executive that a meeting of the Board will be held to consider such action, at which meeting the Executive and his counsel shall be afforded an opportunity to be heard (a “Hearing”). Upon such termination, the Executive shall have no further duties hereunder (except as set forth in Section 7 hereof) and the obligations, duties and liabilities of the Company to the Executive shall solely be as set forth in Section 5.6.2 hereof:

5.3.1 Violation of Law. If the Executive is convicted of a felony under Federal or state law, the Board may terminate the Employment Term by written notice to the Executive, which termination shall be effective, if not rescinded, immediately after the date of the Hearing.

5.3.2 Failure to Perform. If, without the prior express written consent of the Board, the Executive fails to perform, in any material respect, any of his duties or obligations under Sections 1.1, 1.2, 1.3, 7.2, 7.3 or 7.4 hereof (other than as a result of being Disabled as to which Section 5.2 hereof could apply), and if such failure continues for more than thirty (30) days after a Hearing is held in respect thereof, then the Board may terminate the Employment Term immediately after said thirty (30) day period; provided, however, that if such failure is incapable of being cured, in the good faith determination of the Board, the Employment Term shall terminate immediately after the date of the Hearing.

The parties hereto acknowledge and agree that matters of the business judgment of the Executive or the economic performance of the Company or any segment thereof shall not be factors in determining Cause, except to the extent that they involve gross negligence or willful misconduct.

5.3.3 Other Actions. If, without the prior express written consent of the Board, the Executive takes actions or omits to take actions in connection with his duties and/or responsibilities hereunder that constitute willful misconduct or gross negligence and such actions or omissions adversely affect the business, reputation, or financial or other condition of the Company, the Board may terminate the Employment Term by written notice to the Executive, which termination shall be effective immediately after the date of the Hearing.

The parties hereto acknowledge and agree that matters of the business judgment of the Executive or the economic performance of the Company or any segment thereof shall not be factors in determining Cause, except to the extent that they involve gross negligence or willful misconduct.

5.4 By the Company Without Cause. In addition (and without prejudice) to its right to terminate the Employment Term under the provisions of Section 5.3 hereof, the Company may, at its option, terminate the Employment Term for any reason whatsoever by giving written notice of termination to the Executive from the Board, specifying the date of termination. Upon such termination, the Executive shall have no further duties hereunder (except as set forth in Section 7 hereof) and the obligations, duties and liabilities of the Company to the Executive shall solely be as set forth in Section 5.6.3 hereof.

5.5 By the Executive For “Substantial Breach.” As used herein, “Substantial Breach” shall mean the Company’s material breach of this Agreement, including but not limited to, without the Executive’s consent, the assignment to the Executive of positions or duties materially inconsistent with the provisions of this Agreement, a material diminution of the Executive’s position, authority, responsibilities or benefits to which he is then entitled hereunder, any reduction of the compensation provided for in Section 2.1 and 2.2 hereof, the relocation of corporate headquarters further than a fifty mile radius from the present headquarters, or the Company’s common stock no longer being publicly traded under The Nasdaq Stock Market or a national stock exchange. In the event that the Executive wishes to terminate the Employment Term due to a Substantial Breach by the Company, the Executive shall send a written notice to the Company notifying the Company of the breach within one hundred twenty (120) days of such breach. If such breach is not corrected within thirty (30) days after receipt of such notice, then the Executive may, in his sole discretion, elect to terminate the Employment Term by giving written notice of such election to the Company, and upon receipt by the Company of such an election, the Employment Term shall terminate. Upon such termination, the Executive shall have no further duties hereunder (except as set forth in Section 7 hereof) and the obligations, duties and liabilities of the Company to the Executive shall solely be as set forth in section 5.6.3 hereof.

5.6 Payments Upon Termination. In the event that the Employment Term is terminated hereunder, the Company shall pay to the Executive the following amounts and any amounts due under Section 3.3 hereof, and the Company shall thereupon have no liability or other obligation of any kind or character under or in connection with this Agreement (the effective date of any such termination is hereinafter referred to as the “Termination Date”):

5.6.1 Death or Disability. In the event that the Employment Term is terminated pursuant to Section 5.1 or Section 5.2 hereof, the Company shall pay to the Executive or to the Executive’s executor, administrator, beneficiary or personal representative (the “Representative”), as the case may be, the following:

(i) the Base Salary due and owing through the Termination Date, payable in accordance with the Company’s regular payroll practices;

(ii) the Base Salary from the Termination Date through one year from the date thereof, payable in accordance with the Company’s then regular payroll practices; provided, however, that any Company-funded disability or life insurance or substantially similar disability or death benefits payable to the Executive or to his Representative, as the case may be, (excluding life insurance provided under Section 3.2.1 hereof) solely an account of such death or disability shall offset payments of Base Salary under this subsection (ii) if such insurance and/or benefit amounts are payable prior to the due date(s) of such payment(s) hereunder; and further provided, that any life insurance proceeds shall not be utilized to offset any payments made to the Executive on account of any disability; and

(iii) the Maximum Incentive Payment, payable within ten (10) days after the Termination Date.

In addition, the Executive or his Representative, as the case may be, shall, to the extent allowable under the law, COBRA limits or the provisions of the applicable plan, continue to receive during such twelve (12) month period following the Termination Date all benefits and service credits for benefits under medical, insurance and other employee benefit plans and programs described in Sections 3.2 and 3.4 hereof and to which he was entitled at the Termination Date (collectively, the “Benefits”).

5.6.2 By the Company for Cause. In the event that the Employment Term is terminated pursuant to Section 5.3 hereof, the Company shall pay to the Executive his Base Salary due and owing to him through the Termination Date payable in accordance with the Company’s regular payroll practices.

5.6.3 By the Company without Cause or By the Executive for Substantial Breach. In the event that the Employment Term is terminated pursuant to Section 5.4 or Section 5.5 hereof, the Company shall pay to the Executive (i) the balance of the Base Salary and Maximum Incentive Payment due and owing through the Termination Date, payable in accordance with the Company’s regular payroll practices; (ii) an amount equal to two times the sum of the Base Salary and Maximum Incentive Payment, which amount shall be payable immediately upon the Termination Date in a single lump sum payment; and (iii) the costs and expenses of outplacement related services which the Executive shall reasonably incur in an amount not to exceed $45,000 (upon the submission by him of reasonably itemized invoices therefor).

In addition, the Executive shall continue to receive, to the extent allowable by law, the Benefits for a period of twenty-four (24) months following the Termination Date. To the extent such Benefits under COBRA cannot be provided by law after a period of eighteen (18) months, the Company will reimburse the Executive an amount equivalent to the cost of such Benefits under COBRA to the Executive for the remaining six (6) month period.

5.6.4 Effect of Change of Control.

(a) Payment Upon Termination.

If a Change of Control (as hereinafter defined) occurs prior to a termination of the Employment Term, then in the event of the subsequent termination of the Employment Term pursuant to Section 5.4 or Section 5.5 hereof, or a non-renewal of the Employment Term by the Company under Section 4 hereof prior to the Executive’s attainment of age 65, the Company shall, in lieu of the amount otherwise payable under Section 5.6.3 or Section 5.6.5, as the case may be, immediately upon the Termination Date, pay to the Executive a lump-sum payment equal to (i) the sum of the Executive’s Base Salary and the Maximum Incentive Payment multiplied by three (3), (ii) the costs and expenses of outplacement related services which the Executive shall reasonably incur in an amount not to exceed $45,000 (upon the submission by him of reasonably itemized invoices therefor), and (iii) the value of the Benefits to which the Executive would otherwise be entitled if such Benefits were continued for a period of three (3) years after the Termination Date (which, if the Executive and the Company cannot agree on such value, shall be conclusively determined by Watson Wyatt & Company within fifteen (15) days of the Termination Date). In addition, notwithstanding any provisions of any applicable stock incentive plan and agreement(s) to the contrary, any outstanding nonvested stock options, restricted stock or other equity compensation awards granted by the Company to the Executive and held by the Executive as of the Termination Date shall become vested and immediately exercisable by the Executive as of the Termination Date. Notwithstanding the foregoing, the Executive shall not be entitled to receive any payments under Section 5.6.4 hereof, in the event the Company sells its Power Conversion business but still continues to own at least fifty one (51%) percent interest in its Communications Products business.

In order for the Executive to become entitled to the payments pursuant to this subsection (a) as a result of a termination pursuant to Section 5.5 hereof, he shall be required to provide the notice referred to in such Section.

(b) Change of Control Defined. A “Change of Control” shall be deemed to have occurred upon any of the following events:

(i) The consummation of any of the following transactions: (A) a merger, recapitalization or other business combination of the Company with or into another corporation, or an acquisition of securities or assets by the Company, pursuant to which the Company is not the continuing or surviving corporation or pursuant to which all or substantially all of the shares of the Company’s common stock are converted into cash, securities of another corporation or other property, other than a transaction in which the holders of the Company’s common stock immediately prior to such transaction (including any preliminary or other transactions relating to such transaction) shall continue to own at least 50% of the total voting power of the then-outstanding securities of the surviving or continuing corporation immediately after such transaction, (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or (C) the liquidation or dissolution of the Company, except in connection with the voluntary or involuntary declaration of bankruptcy or insolvency under applicable Federal and/or state law;

(ii) A transaction in which any Person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), corporation or other entity (other than the Company, an affiliate of the Company, or any profit-sharing, employee ownership or other employee benefit or similar plan sponsored by the Company or any of its subsidiaries, or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such entities): (A) shall purchase common stock (or securities convertible into common stock) representing at least 40% of the total voting power of the then-outstanding securities of the Company for cash, securities or any other consideration pursuant to a tender offer or exchange offer, or (B) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly (in one transaction or a series of related transactions), of securities of the Company representing 50% or more of the total voting power of the then-outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of the Company’s directors; or

(iii) If, during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the entire Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election by the stockholders was previously so approved, cease for any reason to constitute a majority thereof.

(c) Certain Additional Payments by the Company.

(i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any Person affiliated with the Company or such Person, but determined without regard to any additional payments required under this Section 5.6.4(c) (a “Payment”)) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(ii) Subject to the provisions of paragraph (ii) of this Section 5.6.4(c), all determinations required to be made under this Section 5.6.4(c), including whether and when a Gross-Up Payment is required and the amount of such Gross-up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5.6.4(c), shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (iii) of this Section 5.6.4(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A) give the Company any information reasonably requested by the Company relating to such claim;

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(C) cooperate with the Company in good faith in order effectively to contest such claim; and

(D) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (iii) of Section 5.6.4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 5.6.4, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of paragraph (iii) of this Section 5.6.4(c) promptly pay to the Company the amount of such refund (together with interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (iii) of this Section 5.6.4(c), a determination is made that the Executive shall not be entitled to any to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5.6.5 Non-Renewal By the Employer. Except as otherwise provided in Section 5.6.4(a), if the Company shall give notice of non-renewal of the Employment Term in accordance with the provisions of Section 4 hereof, the Company shall pay to the Executive an amount equal to two times the sum of the Base Salary and the Maximum Incentive Payment, payable in a single lump sum payment immediately upon the Termination Date.

The parties hereto hereby agree that, for the purposes of this Section 5.6.5, the Termination Date shall be the date upon which the Executive’s employment hereunder is scheduled to expire pursuant to Section 4 hereof, unless the parties hereto mutually agree to an earlier date.

Upon the payment of the foregoing amount to the Executive, the Company shall have no liability or other obligation of any kind or character under or in connection with this Agreement, except with respect to Section 7 hereof.

Following the Executive’s attainment of the age of 65 years, all obligations and liabilities of the Company under this Section 5.6.5 in respect of its decision not to renew the Executive shall forthwith terminate.

5.7 Section 409A Compliance. Notwithstanding anything in this Agreement to the contrary, in the event that any benefits payable or otherwise provided under this Agreement would be deemed to constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code, the Company shall have the discretion to adjust the terms of such payment or benefit as it deems necessary, in a commercially-reasonable manner to comply with the requirements of Section 409A to avoid the imposition of any excise tax or other penalty with respect to such payment or benefit under Section 409A.

6. Arbitration.

6.1 General. Any dispute under this Agreement arising out of or relating to Section 5 hereof shall be settled by arbitration in accordance with this Section 6.

6.2 Commencement. Either party may serve upon the other party written notice that the dispute, specifying the nature thereof, shall be submitted to arbitration. Within ten (10) days after the service of such notice, each of the parties shall designate a person as an arbitrator and serve written notice of such appointment upon the other party. If either party fails within the specified time to appoint such arbitrator, the other party (if such party shall timely designate an arbitrator) shall be entitled to appoint both arbitrators. The two arbitrators so appointed shall appoint a third arbitrator. If the two arbitrators appointed shall fail to agree upon a third arbitrator within ten (l0) days after their appointment, then an application may be made by either party hereto, upon written notice to the other party, to the American Arbitration Association, or any successor thereto, or if the American Arbitration Association or its successor shall fail to appoint a third arbitrator within ten (10) days after such request, then either party may apply, with written notice to the other, to any court of competent jurisdiction for the appointment of a third arbitrator, and any such appointment so made shall be binding upon both parties hereto.

6.3 Applicable Rules and Procedures. The arbitration shall be conducted, to the extent consistent with this Section 6, in accordance with the then prevailing rules and procedures of the American Arbitration Association or its successor. The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of both parties, who shall have full right to cross-examine the experts and authorities. Unless otherwise agreed by the parties, any such arbitration shall take place in Boca Raton, Florida, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

6.4 Decision. The arbitrators shall render their award, upon the concurrence of at least two of their number, not later than thirty (30) days after the appointment of the third arbitrator. Their decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. Such decision of the arbitrators shall be final and binding upon the parties hereto. In rendering their award, the arbitrators shall have no power to modify any of the provisions of this Agreement, and the jurisdiction and power of the arbitrators are expressly limited accordingly. Judgment may be entered on the award of the arbitrators and may be enforced in any court having jurisdiction.

Each of the parties hereto shall bear all of its/his own fees, costs and expenses, including attorneys’ fees, incurred by it in connection with any arbitration proceeding pursuant to this Section 6. Notwithstanding the foregoing, in the event any party fails to comply with the decision of the arbitrators and the other party undertakes any action(s) or proceeding(s) to enforce such compliance, all costs and expenses (including reasonable legal fees) incurred by the party seeking to enforce such compliance shall be borne by the party failing to so comply.

7. Non-disclosure; Non-compete; Availability.

7.1 “Confidential Information” Defined. “Confidential Information” shall mean any and all information (verbal and written) of the Company or any of its subsidiaries or with respect to any of their activities including, but not limited to, information relating to the Company’s technology; research; test procedures and results; manufacturing machinery and equipment; manufacturing processes; financial information; products; identity of raw materials and services used; purchasing; trade secrets; costs; pricing; engineering; customers and prospects; marketing; and selling and servicing; provided, that Confidential Information shall not include information of a general, non-proprietary nature generally known in the industry and Company specific information that in such form is or becomes publicly available other than through improper means in which the Executive participated or of which he has knowledge.

7.2 Non-Disclosure of Confidential Information. The Executive hereby agrees that he shall not, at any time during the Employment Term (other than as may be required in connection with the performance by him of his duties hereunder) or thereafter, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except as may be required under legal process by subpoena or other court order), without the prior written consent of the Company.

7.3 Non-compete Covenant. The Executive hereby agrees that he shall not, during the Employment Term and for a period of twelve (12) months after the Termination Date (as long as he is entitled to and duly receives any payments due to him pursuant to Section 5.6.3 hereof), directly or indirectly engage in any business (whether as owner, manager, operator, lender, partner, stockholder, licensor, licensee, joint venturer, employee, consultant or otherwise) in which the Company or any of its subsidiaries, as of the Termination Date, is engaged as a significant portion of its business (it is hereby agreed that (i) any business that constitutes at least twenty (20%) percent of the Company’s prior fiscal year’s revenues and (ii) the Company’s Power Conversion and Communications Products business areas shall automatically be deemed “significant” hereunder) in any geographic area in which the Company or any of its subsidiaries then is so engaged. Notwithstanding the foregoing, the Executive shall be permitted to own (as a passive investment) not more than two (2%) percent of the economic interests of a person or entity; provided, however, that said two (2%) percent limitation shall apply to the aggregate holdings of the Executive and those of all other persons and entities with whom the Executive has agreed to act for the purpose of acquiring, holding, voting or disposing of such securities, except pursuant to a bona fide operating agreement in respect of such person or entity, such as a stockholders’ agreement or partnership agreement. In the event of a termination of the Employment Term as a result of a “Change of Control”, the non-compete covenant contained in this paragraph shall not apply to the Executive.

7.4 Certain Activities. For purposes of clarification, but not of limitation, the Executive hereby acknowledges and agrees that, in addition to the provisions of Section 7.3 above, he shall not, during the period referred to therein, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer (including those that are being actively solicited to become customers), creditor or supplier (each, a “Solicited Person”) of the Company or any of its subsidiaries to discontinue or adversely alter his or its relationship with the Company or any of its subsidiaries so that such person can start or develop a relationship with any other person in which the Executive has an interest as referred to in Section 7.3 hereof. For purposes of this Section 7.4, a Solicited Person shall be deemed to include any person or entity who was an officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer, creditor or supplier at any time during the six-month period prior to the termination of the Employment Term.

7.5 Injunctive Relief, etc. The parties hereto hereby acknowledge and agree that (i) the Company would be irreparably injured in the event of a breach by the Executive of any of his obligations under this Section 7; (ii) monetary damages would not be an adequate remedy for any such breach; and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedies that it may have, in the event of any such breach. It is hereby also agreed that the existence of any claims that the Executive may have against the Company or any of its subsidiaries, whether under this Agreement or otherwise, shall not be a defense to the enforcement by the Company of any of its rights under this Section 7.

If the Company shall commence an injunctive action against the Executive in a court of competent jurisdiction, the Executive may commence an action in such court, in lieu of the arbitration of claims under Section 6 hereof, and upon the Executive’s commencement of such action, the provisions of Section 6 hereof shall be null and void and of no further effect.

7.6 Scope of Restrictions. It is the intent of the parties hereto that the covenants and restrictions contained in this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. The Executive hereby acknowledges that said restrictions are reasonably necessary for the protection of the Company. Accordingly, it is hereby agreed that if any provision of this Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the fullest extent permissible, without invalidating or limiting the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

7.7 Non-exclusivity. The undertakings and obligations of the Executive contained in this Section 7 shall be in addition to, and not in lieu of, any obligations which he may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise.

7.8 Availability. Reasonably subject to his employment commitments elsewhere, the Executive hereby agrees to make himself available to the Company after the termination of the Employment Term, at such reasonable time or times as may be required by the Company in connection with any pending or threatened litigation or governmental investigation involving the Company, not to exceed five (5) days in any calendar quarter unless otherwise mutually agreed. The Company shall advance or reimburse the Executive for any out-of-pocket expenses reasonably incurred by him in fulfilling his obligations under this Section 7.8 upon the submission by him of reasonably itemized accounts therefor, and shall pay the Executive a mutually agreed upon per diem fee for any days in excess of two (2) hereunder, including reasonable preparation time.

7.9 Survival of Provisions of Section 7. It is understood and agreed that the provisions of this Section 7 shall survive the date of termination or expiration of the Employment Term.

8. Miscellaneous Provisions.

8.1 Withholding. All payments required to be made to the Executive by the Company hereunder shall be subject to any applicable withholding under applicable Federal, state and local income tax laws. Any such withholding shall be based upon the most recent Form W-4 filed by the Executive with the Company, and the Executive may from time to time revise such filing.

8.2 Severability. If in any jurisdiction any term or provision hereof is adjudicated to be invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired, (ii) any such invalidity or unenforceability in any jurisdiction shall not invalidate, limit or render unenforceable such provision in any other jurisdiction and (iii) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

8.3 Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by applicable law for all amounts (including without limitation, judgments, fines, settlement payments, costs, expenses and attorneys’ fees and expenses) reasonably incurred or paid by the Executive in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by the Executive of services for, or actions of the Executive as (or the Executive’s serving in the position of) a director, officer or employee of, the Company, any subsidiary or affiliate of the Company or any enterprise at the Company’s request, and shall advance to the Executive (subject to the Executive’s undertaking to repay any advances if it is determined that he is not entitled to them) the reasonable costs, including attorneys’ fees, of defending any such notion. The provisions of this Section 8.3 shall survive the termination of this Agreement.

8.4 Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by each of the parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to the other party hereto.

8.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail or private courier service, postage prepaid, to the respective addresses as follows:

If to the Company, to:

Artesyn Technologies, Inc.

7900 Glades Road - Suite 500

Boca Raton, FL 33434

Attn: Vice President - Chief Financial Officer

If to the Executive, to:

Joseph M. O’Donnell

3681 Carlton Place

Boca Raton, Florida 33496

or to such other address(es) as either party hereto shall have designated by like notice to the other Party hereto.

8.6 Amendment. No provision of this Agreement may be modified, amended or discharged in any manner, except by a written instrument executed by each of the parties hereto.

8.7 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral and written, including all prior or existing employment agreements. Each party hereby acknowledges and agrees that, other than as contained herein, no other representations or warranties, oral or written, have been made, expressly or impliedly, by the other party hereto.

8.8 Applicable Law. This Agreement shall be governed by the laws of the State of Florida applicable to contracts made and to be wholly performed therein.

8.9 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

8.10 Non-assignability.

8.10.1 By the Executive. Neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by the Executive without the Company’s prior written consent; however, that the Executive may designate any of his beneficiaries to receive (and such beneficiaries shall receive) any compensation, payments or other benefits payable hereunder upon or after his death, or the foregoing may be transferred by the laws of descent or distribution.

8.10.2 By the Company. This Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by it through a merger, consolidation or other business combination, including a Change of Control. Upon the occurrence of such a transaction any such successor company resulting therefrom shall be deemed to be substituted for all purposes as the Company hereunder.

8.11 Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

8.12 Waiver. The failure of either of the parties hereto at any time to enforce any provision of this Agreement shall not be deemed or construed to be a waiver of any such or any other provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

8.13 Capacity, etc. The Executive hereby represents and warrants to the Company and the Company hereby represents and warrants to the Executive that: (i) he (or it) has full power, authority and capacity to execute and deliver this Agreement, and to perform his (or its) obligations hereunder, (ii) said execution, delivery and performance will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which he (or it) is a party or is otherwise bound and (iii) this Agreement is his (or its) valid and binding obligation enforceable in accordance with its terms.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

ARTESYN TECHNOLOGIES, INC.

BY:
TITLE:

/s/ Joseph M. O’Donnell
Joseph M. O’Donnell

AGREED AND ACCEPTED:

/s/ Phillip A. O’Reilly
Phillip A. O’Reilly
Chairman – Compensation Committee

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